Exhibit 99.1

TRANSCRIPT

09 - 25 - 2024

Worthington Enterprises

FY2025 Q1 Earnings Call

TOTAL PAGES: 16

CORPORATE SPEAKERS:

Worthington Enterprises

FY2025 Q1 Earnings Call

Marcus Rogier

Worthington Enterprises; Treasurer and Investor Relations Officer

Andy Rose

Worthington Enterprises; President and Chief Executive Officer

Joseph Hayek

Worthington Enterprises; Chief Financial and Operations Officer

PARTICIPANTS:

Kathryn Thompson

Thompson Research Group; Analyst

Susan Maklari

Goldman Sachs; Analyst

Brian McNamara

Canaccord Genuity; Analyst

Unidentified Participant

CJS Securities; Analyst

John Tumazos

John Tumazos Very Independent Research; Analyst

PRESENTATION:

Operator^ Good afternoon. And welcome to the Worthington Enterprises First Quarter Fiscal 2025 Earnings Conference Call. (Operator Instructions)

This conference is being recorded at the request of Worthington Enterprises. (Operator Instructions)

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer.

Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, [Rob]. Good morning, everyone. And thank you for joining us for Worthington Enterprises’ first quarter fiscal 2025 earnings call.

On our call today, we have Andy Rose, Worthington's President and Chief Executive Officer; and Joe Hayek, Worthington's Chief Financial and Operations Officer.

Before we get started, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

Worthington Enterprises

FY2025 Q1 Earnings Call

These statements are subject to risks and uncertainties that could cause actual results to differ than those suggested.

We issued our earnings release yesterday after the market closed. Please refer to it for more detail on those factors that could cause actual results to differ materially.

In addition, our discussion today will include non-GAAP financial measures. A reconciliation of these measures to the most appropriate comparable GAAP measure is included in the earnings press release, which is available on our Investor Relations website.

Today's call is being recorded. And a replay will made available later on our Worthingtonenterprises.com website.

At this point, I will turn the call over to Andy for opening remarks.

Andy Rose^ Thank you, Marcus. And good morning.

I want to welcome you to Worthington Enterprises 2025 Fiscal First Quarter Earnings Call. Despite a tough environment of high interest rates and macroeconomic uncertainty, our team delivered another respectable quarter with adjusted EBITDA of $48 million and adjusted earnings per share of $0.50 versus $0.75 in the prior year.

The two big drivers of the decline are ClarkDietrich down $8 million and the heating and cooking business in Building Products, which we see clear evidence that it is at the bottom of its post-COVID destocking cycle. Despite these challenges, we have a positive long-term outlook as the balance of our businesses remained steady with some markets improving year-over-year. The integration of our acquisition of Hexagon Ragasco and the launch of our Sustainable Energy Solutions joint venture with Hexagon Composites have both gone well.

Overall, our strong balance sheet and market-leading products and brands have us well positioned to take advantage of positive long-term secular trends and a more favorable interest rate backdrop as rates fall.

Three notable events during the quarter are worth highlighting. Earlier this month, we broke ground on a modernization project at our Chilton, Wisconsin campus where we manufacture Bernzomatic and Mag-Torch hand torches and fuel cylinders. A new 58,000 square foot building and automated equipment will increase production efficiencies, building on our competitive advantage and helping ensure continued product quality and safety performance, while allowing for future expansion.

Second, Newsweek recognized Worthington Enterprises for two awards, America's Greatest Workplaces and the World's Most Trustworthy Companies. Worthington is one of 38 industrial products companies to earn the America's Greatest Workplaces distinction that recognizes compensation and benefits, training and career progression, work-life balance and company

Worthington Enterprises

FY2025 Q1 Earnings Call

culture. And we were one of a thousand companies across 20 countries to earn recognition as the world's most trustworthy companies.

Once again, our people first performance-based culture is a true differentiator. Congratulations to our people who earn these honors every day with their hard work and dedication to our philosophy and the golden rule.

Finally, yesterday, we published our Annual Corporate Citizenship and Sustainability Report detailing the company's commitment, management approach and achievements focused on four categories: People first, process and planet, sustainable products and responsible governance.

We have taken significant strides in our first year as Worthington Enterprises to use sustainability as an enabler for success and are committed to achieving meaningful outcomes in collaboration with our customers, suppliers and communities.

Our culture guided by our philosophy in the golden rule and our focus on doing the right thing, make this effort a natural extension of who we already are as a company. The Worthington Business System of Transformation, Innovation and M&A will enable us to achieve accelerated growth in earnings.

Today, we are particularly focused on building a meaningful M&A pipeline and further enhancing our innovation capabilities, so we can bring more and better products to market faster and incorporate sustainable technologies that will deliver significant value to our customers and make us a more valuable partner.

We are working hard to reignite our growth as Worthington Enterprises, and Joe will now walk you through the numbers.

Joseph Hayek^ Thank you, Andy. And good morning, everyone.

In Q1, we reported GAAP earnings from continuing operations of $0.48 per share versus $0.54 in the prior year. There were a few unique items that impacted our quarterly results including the following.

The current quarter was negatively impacted by restructuring charges of $1 million or $0.02 per share. Results in the prior year quarter were negatively impacted by $0.21 a share due to several items, the largest being corporate costs that were eliminated at the time of separation, along with transaction costs related to the separation of our steel processing business, and a onetime charge related to the early extinguishment of our 2026 public bonds.

Excluding these items, we generated adjusted earnings from continuing operations of $0.50 per share in the current quarter compared to $0.75 per share in Q1 last year.

Worthington Enterprises

FY2025 Q1 Earnings Call

In addition, our Q1 results were negatively impacted by $2 million or $0.03 a share related to purchase accounting adjustments and costs associated with our acquisition of Hexagon Ragasco.

Consolidated net sales in the quarter of $257 million decreased 17.5% from $312 million in the prior year. The decrease was driven by the deconsolidation of our former Sustainable Energy Solutions segment, which contributed $29 million in sales in the prior year quarter combined with loan volumes and an unfavorable mix in Building Products. Excluding the impact of the SES deconsolidation, sales were down 9%.

Our gross profit for the quarter decreased to $62 million compared to $70 million in the prior year quarter, driven by lower sales, while gross margin actually increased approximately 200 basis points to 24.3% in the current quarter.

Adjusted EBITDA in Q1 was $48 million, down from $66 million in Q1 of last year. Trailing 12-month adjusted EBITDA is now $234 million, and our trailing 12 months adjusted EBITDA margin is 19.6%.

With respect to cash flows and our balance sheet, cash flow from operations was $41 million in the quarter and free cash flow was $32 million. During the quarter, we invested $10 million of capital projects, which included $5 million related to our previously mentioned facility modernization projects.

We spent $89 million to close the Hexagon Ragasco acquisition on June 3, we paid $8 million in dividends and spent $7 million to repurchase 150,000 shares of our common stock.

We also received $12 million of proceeds associated with selling 51% of the former SES segment as part of the formation of our JV with Hexagon, and we received $39 million in dividends from our unconsolidated JVs during the quarter, which represents a 110% cash conversion rate on that equity income.

Looking at our balance sheet and liquidity position, we ended the quarter with $300 million of long-term funded debt carrying an average interest rate of 3.6% and $179 million of cash, yielding around 5%. Continue to operate with extremely low leverage, ending the quarter with a net debt to trailing EBITDA leverage ratio of approximately 0.5 turn, we're well positioned with ample liquidity including a $500 million undrawn bank credit facility.

Yesterday, the Worthington Enterprises Board declared a dividend of $0.17 per share for the quarter, which is payable in December of 2024.

We'll now spend a few minutes on each of the businesses.

In Consumer Products, net sales in Q1 of $118 million were essentially flat from a year ago, with volumes up slightly compared to the prior year. Adjusted EBITDA for the Consumer business

Worthington Enterprises

FY2025 Q1 Earnings Call

was $18 million and adjusted EBITDA margin was 15.1% in Q1 compared to $14 million and 12.2% in Q1 of last year.

Our consumer team has continued to face headwinds caused by general economic uncertainty impacting consumer spending across multiple product categories, along with the decrease in existing and new home sales, which continues to depress repair/remodel activity, that impacts our tools businesses. Despite concerns about the economy, we are encouraged by the year-over-year improvement in adjusted EBITDA as well as sequential improvements in volume and EBITDA margin, which was up 3.3% and 150 basis points, respectively, from Q4.

We believe current volumes are reflective of a point-of-sale activities and there is no material destocking.

Consumer business is well positioned for growth as market conditions improve as we continue to partner with our retail customers and deliver market-leading products that are essential to outdoor living activities, celebrations and home improvement projects.

Building Products generated net sales of $140 million in Q1, down 16% from $166 million a year ago. The decrease was driven by lower volumes, particularly in the heating and cooking space and a less favorable product mix.

It was a challenging quarter for Building Products as the business generated adjusted EBITDA of $40 million and adjusted EBITDA margin was 28.4% compared to $60 million and 36% in Q1 of last year.

The year-over-year decrease in adjusted EBITDA was largely driven by lower volumes and mix in the heating and cooking business combined with lower equity earnings at ClarkDietrich. We believe that destocking in the large heating tank business has largely run its course, which should help the mix in the heating business going into their seasonally stronger winter quarters.

ClarkDietrich contributed $9 million in the quarter compared to a very strong $17 million in the prior year. The ClarkDietrich team has done a great job navigating a choppy demand environment and margin compression caused by the sustained decline in steel prices but we are starting to see some indications that contractors' backlogs are improving.

WAVE continued to deliver strong results with lower volumes in commercial being offset by relative strength in multiple other end markets.

WAVE contributed equity earnings of $28 million in the current quarter, down slightly from record equity earnings in the prior year.

Initially, at the start of the quarter, we completed the acquisition of Hexagon Ragasco, which contributed Q1 sales of $16 million and adjusted EBITDA of $2 million, which included $1.5 million of purchase accounting and deal cost adjustments that we do not expect to repeat in

Worthington Enterprises

FY2025 Q1 Earnings Call

future quarters. We're very happy to have Hexagon Ragasco team as part of the Worthington team.

Despite some continuing headwinds, the Building Products team continues to build on its excellent reputation with customers, delivering value-added solutions and innovation across multiple value streams .

At this point, we're happy to take any questions people might have.

Operator^ (Operator Instructions) Your first question comes from the line of Kathryn Thompson from Thompson Research Group.

Kathryn Thompson^ Focus on getting more color on the ClarkDietrich relative weakness in the quarter. How much is due to more timing versus cancellation of projects? And is there any -- just any additional color if there are regions or end markets that have been more sluggish versus others?

Andy Rose^ Yes. Kathryn, this is Andy. I think overall, their market is holding up pretty well. I mean it has been a little bit choppy, as Joe mentioned. But generally speaking, the other thing that goes on in that space is when steel prices decline, you have an issue with contractors sort of holding off for lower prices. And the business has to actually wait for sort of steel prices to catch up. So there's a little bit of that margin compression going on right now.

Joseph Hayek^ Yes. That's [a miss], it is a function of steel prices. ClarkDietrich being a big national company oftentimes buys ahead, right? And so in a market like we've been in the last year or so, with prices declining pretty steadily, smaller regional competitors that are buying spot can ultimately buy better two months after ClarkDietrich buys. And so you do see margin compression there.

But yes, Andy is right on. I think the demand market isn't great, but it's relatively steady. And you see steel prices stabilize or actually rise and that dynamic either abates or actually reverses itself.

Andy Rose^ And Kathryn, your firm actually put out a note [to me] that talked about the commercial outlook. And I think it was rather positive saying that there's a number of large mega projects and government stimulus and some other areas, data centers where the short to medium term, maybe even longer-term two- to three-year outlook is quite positive. And because ClarkDietrich is a national player, the largest player in the metal framing space, they will stand to benefit very well from that trend.

Kathryn Thompson^ Yes. And that was kind of a tag on to the follow-up. Given the steel pricing is kind of two part with that, at least to what's going with inventory in the field. So is it -- what insight do you have in terms of inventories right now because there may need to be a little bit of catch-up. But then also, how does ClarkDietrich win with these mega projects.

Worthington Enterprises

FY2025 Q1 Earnings Call

Andy Rose^ Well maybe I'll take the second question first, and then we can talk about inventories. But the way that ClarkDietrich wins is with the breadth of their product line, they're a national player and their ability to do things that a number of their competitors can't.

And just as one example, they can deliver full truckloads of steel to a job site in 24 hours. So capabilities that they have, especially on these very large projects, they are very well positioned to win and not only win the project, but also potentially even garner a little bit of a premium because of what they can do.

And then inventory, I don't have a ton of insight in terms of what the inventory levels that their customers are off the top of my head. I don't know Joe, if you do.

Joseph Hayek^ It's actually typically relatively low because so much of what they're doing is specific to a job that their distributor customers often aren't holding a lot of inventory. And it plays to, as Andy mentioned, some of the strengths, which is being able to get things where they need to go ClarkDietrich has, right, some level of inventory, but we're not overly concerned that it's gotten too heavy.

Operator^ Our next question comes from the line of Susan Maklari from Goldman Sachs.

Susan Maklari^ My first question is just talking more broadly about the health of the consumer. You mentioned that the volumes came in a little lighter relative to perhaps some expectations. Can you just talk across the business and especially in the consumer segment, what your’re hearing from your retail partners? And how you would characterize the state of demand in the consumer as we head into the fall and the winter?

Andy Rose^ Yes. I think we saw some improvement in the Consumer Products business this quarter. And when you talk about the consumer, you have to kind of segment a little bit between our products. We have sort of three categories: outdoor living, celebrations and tools. Tools is probably the one where it's the weakest, I would say, right now because of the well-known and well publicized repair and remodel recession.

But outside of that, I think the rest of our businesses are essentially selling at POS levels. So whatever our business level is sort of matches what's happening at POS. And it's obviously down from the COVID levels where we saw a significant increase but it's back to more normalized levels.

So I think for the most part, we're not seeing a ton of impact there. But I don't know Joe, if you have anything different?

Joseph Hayek^ Yes. No. I think that's right. When we -- you hear consumer confidence and you think about that, that's definitely real, a 50 basis point decline in interest rates. That's, I think, a

Worthington Enterprises

FY2025 Q1 Earnings Call

step in the right direction. And so as interest rates decline, worst case, that's neutral for our consumer business, more likely case, it ultimately starts to influence people's mobility, right?

People do repair and remodel projects most frequently when they're getting ready to sell their house or when they first move into their house. And so lower interest rates will be a good guy.

I think for a lot of reasons, and certainly we’ll benefit there. But the rest, ultimately, I think, as Andy said, is really around we're operating kind of at levels that are lower than we were two or three years ago. But we've also kind of taken the opportunity to really work on some cost controls, which is why you see some of the margin expansion that we had in Q1 on essentially flat volumes.

Susan Maklari^ Okay. That's helpful color. And then can you also talk a bit about the price cost dynamics across both the consumer segment and the Building Products segment as the steel prices have come down any thoughts on how that's trending and where that could go over the next couple of quarters?

Andy Rose^ Yes. I mean steel prices, obviously as you well know are very difficult to predict. And as a result, the way that we run a good portion of our business is that we try and fix prices for an extended period of time, so call it 9 to 12 months out so that we don't have that uncertainty. Year-over-year, prices have come down. And so you see some of that benefit flowing through our numbers.

Right now steel prices, I think, are relatively flat, but things can change very quickly. Obviously, we got an election cycle coming up, and there's a lot of press around the large acquisition in the steel space with Nippon Steel, trying to buy U.S. steel. So things can change quickly.

But I will tell you, we have a partnership with our former steel processing business, and we believe they're the best in the world at securing steel. And so I think we're -- we'll do well in any environment.

Susan Maklari^ Okay. And then can I sneak one more in, which is the WAVE JV was a really nice bright spot in the quarter. Can you just talk about what the dynamics you're seeing there? And how you're thinking about the performance as we go into your -- or the calendar year-end?

Joseph Hayek^ Yes. WAVE, you're right, had another terrific quarter. I mean volumes flat to slightly down. I mean the commercial obviously is still soft and that’s kind of across the board, but relative strength in several other end markets that the data center space is a small but growing part of WAVE’s portfolio there, acquisition of DCR was small, but gets them a toehold into the data center space and to the containment space, they will ultimately be able to get DCR more looks at opportunities and the same will be true because of the revenue and projects that DCR is on WAVE will get more looks there.

Worthington Enterprises

FY2025 Q1 Earnings Call

But health care and education, some of those infrastructure projects continue to bode really well for WAVE. Their mix of pretty significantly weighted on repair and remodel versus new has also boded well for them, and they continue to really drive home their value proposition around having great products and having the availability but saving contractors' money on labor, right? As labor costs have continued to rise and labor has gotten more scarce. The fact that these contractors can use WAVE’s products and ultimately have that be less labor intensive is proving to be a real winning value proposition for them.

Operator^ Your next question comes from the line of Brian McNamara from Canaccord Genuity.

Brian McNamara^ So I'm curious, I mean obviously numbers came in well below, I guess, our expectations. What was the biggest surprise or delta in the quarter relative to your expectations like 90 days ago?

Andy Rose^ Yes. I'm not sure it's necessarily a huge surprise, Brian, but we've been expecting ClarkDietrich’s margin to come down. And so we obviously saw that was probably the biggest driver of the decline year-over-year. And second was our heating business in Building Products. And I think that one maybe just surprised us a little bit in terms of the -- they've been in a destocking period for a while, and it's just lasted a little bit longer than we expected, although I think you heard me and Joe both mentioned, we feel like we're kind of through that now. And so we're seeing evidence that, that market is definitely picking up. And so hopefully, we're through it and on the greener pastures.

Joseph Hayek^ Yes. And I think, Brian, there's the very large heating tanks and then there are like the gas grill tanks. And in the quarter, there are a handful of things going on in that market including a company that had a few hundred thousand cylinders that kind of came into the market and ultimately, was, I think, priced pretty aggressively. And so that revenues there for us were down, which ultimately colored Building Products’ thatwholly owned businesses performance. And so that's something that we didn't see six months ago but ultimately impacted the quarter.

Andy Rose^ Yes. That's the 20-pound gas fuel cylinder thing.

Brian McNamara^ Got it. And I guess the evidence you're seeing that gives you confidence that we're at the bottom of this kind of post-pandemic heating and cooking market is kind of that sell-in kind of matching the sell-through kind of thing with your customers?

Andy Rose^ Yes. And they're also moving into their seasonally strong period, right? The temperatures have been very warm, which impacts their business as well but we're moving into the colder weather slowly, but surely, it seems like, but we're getting there. And so that, in conjunction with just destocking at our distributor customers, that's largely complete.

Worthington Enterprises

FY2025 Q1 Earnings Call

Brian McNamara^ Great. And then finally, I mean have you seen any kind of mood change with your customers in Building Products? I think 90 days ago, maybe a 50 bp rate cut was kind of out of the expectation since the Fed announcement last week? Any kind of mood change or more willingness to invest kind of thing?

Joseph Hayek^ I think I mean the answer is yes, but, and I think it's -- this makes us feel better and we've entered a new part of the interest rate cycle. But I think they anticipate more cuts that might come, whether it's 25 or 50 more basis points this year and whatever it is.

But it certainly seems and feels like to our customers and to us that a year from now you're going to be looking at interest rates that are lower than where we are today. And for a lot of our Building Products customers, sometimes what they're buying from us is, in fact, the CapEx. And so lower interest rates is going to help there quite a bit.

I don't think that 50 basis points flip the switch and now everybody's going to catch back up. But people have definitely appreciated the fact that capital will be very likely less expensive going forward than it was in the rearview.

Operator^ (Operator Instructions) Your next question comes from the line of Dan Moore from CJS Securities.

Unidentified Participant^ This is Will on for Dan. A lot of questions have been answered. So I just thought I would ask your balance sheet remains arguably undercapitalized relative to your cash generation even after the Hexagon acquisition, what are your priorities for capital development? And is M&A still your primary focus, would you consider returning cash to shareholders? Or would you prefer to continue to build liquidity for larger potential deals down the line?

Andy Rose^ Yes. I think you've kind of answered the question for us a little bit. Our top priority right now is building the M&A pipeline, and we've done a very good job of doing that. The question now is just finding the right companies at the right price that are a good fit for our strategy.

Would we consider pivoting in terms of capital allocation to share buyback? The answer is yes. I mean right now obviously we've got a very aggressive growth strategy, and we're trying to execute on that and M&A is the top priority. But if there were an opportunity, we would consider it.

We bought back some stock during the quarter, mostly to offset dilution, and we'll probably continue to do that. But in terms of a massive share buyback, I think that would be an opportunistic situation.

Operator^ And your next question comes from the line of John Tumazos from John Tumazos Very Independent Research.

Worthington Enterprises

FY2025 Q1 Earnings Call

John Tumazos^ In terms of your Building Products, what fraction of it would you say is tied to housing as opposed to commercial construction?

Joseph Hayek^ So a little bit of a mix, John. The wholly owned businesses are probably relatively close to 50-50, though with a bias towards maintenance, repair, remodel versus new, the JVs are almost no residential.

John Tumazos^ In terms of your consumer strategy it would appear since the pandemic staples cost more globally, food, et cetera, my insurance premiums, they try to raise them 50% a year, cut back coverage, things like that.

I spent a month in Europe every summer. And where I go in Greece, the fishermen catch 3 kilo,three men on a boat and they sell it for EUR 20, EUR 30 a kilo, so they make EUR 20 or EUR 30 a night. And it's hard work lifting the nets.

It would seem like there's a strong argument that the consumer is strapped around the world and maybe with global warming, agriculture is tougher and tougher and food stays expensive. So why pay large multiples to acquire consumer businesses, you paid [$88 million or $89 million] for Hexagon and there's $71 million in new goodwill and intangibles. And why not sell one or two underperformers or flat performers and buy back a little stock?

Joseph Hayek^ So Hexagon Ragasco, right, is part of our Building Products group, but your point is well taken. But that is a -- it's not a consumer nondurable. It's not an appliance nor is it a trip overseas or to a nice hotel. And so we feel like our products, one, relatively speaking, aren't very expensive. If you find them at Home Depot or Lowe's or Walmart.

Two, oftentimes, when people are, in fact, strapped , they might shy away from using some of our products or buying some of our products, but oftentimes, they'll also trade down from taking that trip to a hotel or to somewhere else on an airplane and go camping and they might actually spend more time at home, cooking out and doing things like that.

So we like the way that our products are positioned relative to softness in economy. I mean we've talked about COVID, people bought a lot of stuff. And then since then, they've done a lot of experiences, right? And I think you're starting to see that moderate some.

But John, rest assured, we're constantly thinking about what makes the most sense for us from a capital allocation perspective. And if we can't find the right types of deals that are high margin, low asset intensity with a good competitive advantage, then we'll absolutely look to think about capital allocation differently.

But I think for now we feel like despite some of the headwinds that we've got in our businesses that we're happy with our portfolio.

Worthington Enterprises

FY2025 Q1 Earnings Call

John Tumazos^ I can ask one more. The old Worthington Industries would buy back stock in 0.5 million or 1 million share chunks. I know we're smaller with the demerger. But was there a reason why you just put your toe in the water for 150,000 shares. Did the program start the last week of the quarter or something like that?

Andy Rose^ Yes. I mean historically, we believed we were very much undervalued, John, and that's why we went through the separation of the steel business. And I think that that proved out. We used to trade it.

John Tumazos^ Congratulations, well done.

Andy Rose^ So now we're trading between 10x and12x EBITDA, which we think is an appropriate multiple for the return on capital and the margin profile that we have today.

As I mentioned earlier, our focus right now is building the business into kind of a world-class Consumer and Building Products company. And gaining some scale through M&A. That being said, we may be opportunistic on the share repurchase front. But right now all we're doing is offsetting dilution.

Joseph Hayek^ Which John is (multiple speakers)inaudible.

Operator^ And that concludes our question and answer session, I will now turn the call back over to Andy Rose for some final closing remarks.

Andy Rose^ Yes, thanks, everyone. I just want to finish by saying we’re proud of our people and the effort that they put forth everyday and we look forward to showcasing our ability to achieve world class growth in the coming years. Thanks.

Joseph Hayek^ Thanks, everybody.

Operator^ This concludes today's conference call. Thank you for your participation. You may now disconnect.